Exhibit 4.3

March 15, 2023

Holder of Warrants to Purchase Common Stock issued on October 28, 2022

Re: Amendment to Existing Warrants

Dear Holder:

Reference is hereby made to the private placement offering to be entered into on or about the date hereof (the “Offering”) by ThermoGenesis Holdings, Inc. (the “Company”) of shares of common stock, par value $0.001 per share (“Common Stock”), and other securities of the Company (collectively, the “Securities”).

This letter confirms that, in consideration for the Holder’s participation in the Offering and purchase of the Securities in the Offering (the “Purchase Commitment”), the Company hereby amends, effective as of the closing of the Offering, the Holder’s Existing Warrants (as defined below) by reducing the Exercise Price (as defined therein) of the Existing Warrants to $2.65 per share (the “Warrant Amendment”). The Warrant Amendment shall be effective upon the closing the Offering and the satisfaction of the other terms and conditions referenced below.

“Existing Warrants” means, collectively, the following existing warrants held by the Holder:

1.	the Holder’s existing warrants to purchase up to 158,731 shares of Common Stock at an exercise price of $2.65 per share issued on October 28, 2022.

The Warrant Amendment is subject to the consummation of the Offering and the Holder’s satisfaction of the Purchase Commitment. In the event that either (i) the Offering is not consummated, or (ii) the Holder does not satisfy the Purchase Commitment, the Warrant Amendment shall be null and void and the provisions of the Existing Warrants in effect prior to the date hereof shall remain in effect.

Except as expressly set forth herein, the terms and provisions of the Existing Warrants shall remain in full force and effect after the execution of this letter and shall not be in any way changed, modified or superseded except by the terms set forth herein.

From and after the effectiveness of the Warrant Amendment, the Company agrees to promptly deliver to the Holder, upon request, amended Existing Warrants that reflect the Warrant Amendment in exchange for the surrender by the Holder for cancellation of the Holder’s Existing Warrants to be amended as provided herein. In addition, the Company shall file a prospectus supplement to the applicable registration statement in connection with the amendment hereunder upon the closing of the Offering.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

THERMOGENESIS HOLDINGS, INC.

By:
Name:
Title:

Name of Holder:

Signature of Authorized Signatory of Holder:

Name of Authorized Signatory:

[Signature Page to THMO Warrant Amendment Agreement]